Exhibit (a)(5)(A)

PARIS, France, January 26, 2017 – Casino, Guichard-Perrachon (“Casino”) announced today that its concurrent offers to acquire for cash all outstanding ordinary shares of Cnova, nominal value €0.05 per share (“Cnova ordinary shares”), in the United States (the “U.S. Offer”) and France (the “French Offer”, and together with the U.S. Offer, the “Offers”) and related withdrawal rights expired on January 25, 2017.

The U.S. Offer and related withdrawal rights expired at 11:59 p.m., New York City time, on Wednesday, January 25, 2017. The depositary agent for the U.S. Offer has indicated that a total of 16,641,272 Cnova ordinary shares were validly tendered and not validly withdrawn pursuant to the U.S. Offer as of the Expiration Date, representing 4.8% of outstanding Cnova ordinary shares and approximately 46.8% of the outstanding Cnova ordinary shares not already beneficially owned by Casino or any of its controlled affiliates. In addition, Notices of Guaranteed Delivery have been delivered for 161,498 Cnova ordinary shares, representing approximately 0.05% of outstanding Cnova ordinary shares and 0.45% of the outstanding Cnova ordinary shares not already owned by Casino or any of its controlled affiliates. All Cnova ordinary shares that were validly tendered and not validly withdrawn pursuant to the U.S. Offer have been accepted for payment by Casino. Pursuant to the terms of the U.S. Offer, amounts in respect of Cnova ordinary shares that were validly tendered into the U.S. Offer will be paid by Casino in U.S. dollars out of immediately available funds promptly following publication by the Autorité des Marchés Financiers (the “AMF”) of the definitive results of the French Offer.

Additionally, the French Offer and withdrawal rights expired on Wednesday, January 25, 2017. Casino expects that the AMF will publish definitive results of the French Offer on Tuesday, January 31, 2017. Following publication of the definitive results of the French Offer, Euronext Paris will indicate in a notice the date and terms of delivery of Cnova ordinary shares tendered pursuant to the French Offer and the settlement of capital in connection therewith.

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ANALYST AND INVESTOR CONTACTS

Paris, 26 January 2017

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Régine GAGGIOLI – Tel: +33 (0)1 53 65 64 17

rgaggioli@groupe-casino.fr

or

+33 (0)1 53 65 24 17

IR_Casino@groupe-casino.fr

PRESS CONTACTS

GROUPE CASINO

Tél : +33 (0)1 53 65 24 78

directiondelacommunication@groupe-casino.fr

AGENCE IMAGE SEPT

Simon ZAKS – Tél : +33 (0)6 60 87 50 29 – szaks@image7.fr
Karine ALLOUIS – Tél : + 33 (0)6 11 59 23 26  – kallouis@image7.fr

Disclaimer

This press release was prepared solely for information purposes and should not be construed as a solicitation or an offer to buy or sell securities or related financial instruments. Similarly, it does not give and should not be treated as giving investment advice. It has no connection with the investment objectives, financial situation or specific needs of any recipient. No representation or warranty, either express or implicit, is provided in relation to the accuracy, completeness or reliability of the information contained herein. It should not be regarded by recipients as a substitute for exercise of their own judgment. All opinions expressed herein are subject to change without notice.

This document contains certain forward-looking statements. This information is not historical data and should not be interpreted as guarantees of the future occurrence of such facts and data. These statements are based on data, assumptions and estimates that the Group believes are reasonable. The Group operates in a competitive and rapidly changing environment. It is therefore not in a position to predict all of the risks, uncertainties or other factors that may affect its business, their potential impact on its business, or the extent to which the occurrence of a risk or a combination of risks could have results that are significantly different from those included in any forward-looking statement. The forward-looking statements contained in this press release are made only as of the date hereof. Except as required by any applicable law, rules or regulations, the Group expressly disclaims any obligation or undertaking to publicly release any updates of any forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions or circumstances on which any forward-looking statement contained in this press release is based.

Paris, 26 January 2017

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